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                     November 30, 2023

       Derek Aberle
       Chief Executive Director
       Prospector Capital Corp.
       1250 Prospect Street, Suite 200
       La Jolla, California 92037

                                                        Re: Prospector Capital
Corp.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 31,
2023
                                                            File No. 001-39854

       Dear Derek Aberle:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation